Exhibit 10.5

                                    Agreement

Party A: Guangzhou Konzern Medicine Co., Ltd

Party B: Medicine and Pharmacology Institute of Nanhua University

Based on mutual benefit and after the friendly negotiation, Party A and Party B reach the following agreement:

1. Parry A and Party B will work together on the research and development of the new drugs for a long term. Party B will be responsible for the toxicology and pharmacology study of the new drugs developed by Party A.

2. Party A will set up "Guangzhou Konzern R&D Center" in Nanhua University.

3. Party A will be responsible for all expenses occurred in Guangzhou Konzern R&D Center (including staff salaries).

4. The ownership of the new drugs developed by Guangzhou Konzern R&D Center will belong to Party A.

5. If there is any research paper developed by Guangzhou Konzern R&D Center, Party B will list their authors in the front of the paper, and Party A will have two persons listed in the last. The theoretical research result (such as applying for the Technology Improvement Award) will belong to both parties.

6. There are four copies of this agreement which have the same effect and will be effective on the date of signing the agreement by both parties. The term of this agreement is five years.

7. If there is anything not included in this agreement, Party A and Party B will discuss friendly when it is necessary.

Party A: Guangzhou Konzern Medicine Co., Ltd
Representative: Minhua Liu
Time: October 8, 2003

Party B: Medicine and Pharmacology Institute of Nanhua University
Representative: Ruifang Liao
Date: October 8, 2003